Exhibit 99.2

NAVIENT REPORTS FOURTH-QUARTER 2021 FINANCIAL RESULTS

WILMINGTON, Del., January 25, 2022 — Navient (Nasdaq: NAVI) today released its fourth-quarter 2021 financial results.

FOURTH QUARTER RESULTS

•   GAAP net loss of $11 million(1) ($0.07 diluted loss per share) compared to $186 million net income ($0.99 diluted earnings per share) in the year-ago quarter.

•   Adjusted Core Earnings(2) diluted earnings per share of $0.78 compared to $0.97 in the year-ago quarter.

FULL YEAR RESULTS

•   GAAP net income of $717 million(1) ($4.18 diluted earnings per share) compared to $412 million ($2.12 diluted earnings per share) in the year-ago period.

•   Adjusted Core Earnings(2) diluted earnings per share of $4.45 compared to $3.40 in the year-ago period.

CEO COMMENTARY – “In 2021, Navient demonstrated remarkable agility across our business, delivering outstanding results for our customers, clients, investors and teammates,” said Jack Remondi, president and CEO of Navient. “We delivered strong financial results with adjusted core earnings per share increasing 31%, grew loan originations by 30%, earned $488 million in business processing revenue, and simplified and de-risked our business model. Our accomplishments in 2021 position the company to continue to deliver attractive returns and sustainable growth in 2022 and beyond.”

FOURTH-QUARTER HIGHLIGHTS COMPARED TO THE YEAR-AGO QUARTER

FEDERAL EDUCATION LOANS SEGMENT	• Net income decreased $26 million, or 19%, from $134 million to $108 million. • FFELP Loan delinquency rate increased from 9.2% to 10.6% and are below pre-pandemic levels.
CONSUMER LENDING SEGMENT

•   Net income decreased $19 million, or 18%, from $108 million to $89 million.

•   Originated $1.4 billion of Private Education Loans.

•   Private Education Loan delinquency rate increased from 2.6% to 3.2% and are below pre-pandemic levels.

BUSINESS PROCESSING SEGMENT	• EBITDA(2) increased $1 million, or 5%, from $22 million to $23 million. • Revenue increased $18 million, or 19%, to $111 million.
CAPITAL

•   Adjusted tangible equity ratio(2) increased to 5.9% from 5.0%.

•   Repurchased $150 million of common shares. Authorized $1 billion in a new multi-year share repurchase program in December, all of which remains outstanding.

•   Paid $25 million in common stock dividends.

FUNDING & LIQUIDITY

•   Issued $2.0 billion in term ABS and $750 million in unsecured debt.

•   Retired $1.1 billion of unsecured debt, resulting in a pre-tax loss of $41 million ($0.21 per share), compared with $1.1 billion retired at a $6 million loss in the year-ago quarter.

EXPENSES	• Adjusted Core Earnings expenses(2) decreased $12 million to $237 million.

(1)

Regulatory expenses (which are excluded from Adjusted Core Earnings(2) expenses) for fourth-quarter 2021 and full-year 2021 include $170 million, on an after-tax basis, related to the resolution of previously disclosed State Attorneys General litigation and investigations. See “GAAP Comparison of 2021 Results with 2020” on pages 10 – 12 for further details. This expense equals $1.08 per share for fourth-quarter 2021 and $0.99 per share for the full-year 2021.

(2)	Item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures” on pages 19 – 29.

SEGMENT RESULTS — CORE EARNINGS

FEDERAL EDUCATION LOANS
In this segment, Navient owns FFELP Loans and performs servicing and asset recovery services for this loan portfolio, as well as for FFELP Loans owned by other institutions.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	4Q21	3Q21	4Q20

Net interest income	$140	$151	$162
Provision for loan losses	—	—	—
Other revenue	49	61	79

Total revenue	189	212	241
Expenses	52	53	70

Pre-tax income	137	159	171

Net income	$108	$122	$134

Segment net interest margin	.99%	1.04%	1.06%
FFELP Loans:
FFELP Loan spread	1.06%	1.10%	1.12%
Provision for loan losses	$—	$—	$—
Charge-offs	$7	$8	$9
Charge-off rate	.06%	.07%	.07%
Greater than 30-days delinquency rate	10.6%	8.5%	9.2%
Greater than 90-days delinquency rate	4.8%	4.3%	4.6%
Forbearance rate	12.4%	15.4%	13.8%
Average FFELP Loans	$53,960	$55,435	$59,389
Ending FFELP Loans, net	$52,641	$54,350	$58,284

(Dollars in billions)
Number of accounts serviced for ED (in millions)(1)	—	5.6	5.6
Total federal loans serviced(1)	$61	$284	$284
Contingent collections receivables inventory	$11.7	$11.8	$10.9

(1)	Closed on the novation and transfer of our ED servicing contract to a third party in October 2021. As of year-end 2021, we serviced $61 billion in FFELP (federally guaranteed) loans.

DISCUSSION OF RESULTS — 4Q21 vs. 4Q20

•	Core Earnings were $108 million compared to $134 million.

•	Net interest income decreased $22 million, primarily due to the natural paydown of the portfolio.

•	Provision for loan losses was unchanged at $0.

○	Charge-offs were $7 million compared with $9 million.

○	Delinquencies greater than 30 days were $4.7 billion compared with $4.4 billion.

○	Forbearances were $6.3 billion, down $1.4 billion from $7.7 billion.

•

Other revenue decreased $30 million which was primarily a result of the impact of COVID-19 on certain collection activities, as well as the transfer of the ED servicing contract to a third party in October 2021.

•	Expenses were $18 million lower primarily as a result of the decrease in the other revenue discussed above.

CONSUMER LENDING

In this segment, Navient owns, originates, acquires and services consumer loans.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	4Q21	3Q21	4Q20

Net interest income	$152	$163	$176
Provision for loan losses	5	22	2
Other revenue	2	—	1

Total revenue	149	141	175
Expenses	37	45	37

Pre-tax income	112	96	138

Net income	$89	$73	$108

Segment net interest margin	2.76%	2.98%	3.02%
Private Education Loans (including Refinance Loans):
Private Education Loan spread	2.92%	3.17%	3.22%
Provision for loan losses	$5	$22	$2
Charge-offs(1)	$44	$39	$28
Charge-off rate(1)	.87%	.77%	.53%
Greater than 30-days delinquency rate	3.2%	3.0%	2.6%
Greater than 90-days delinquency rate	1.5%	1.1%	1.0%
Forbearance rate	2.6%	3.9%	3.9%
Average Private Education Loans	$21,106	$20,938	$22,296
Ending Private Education Loans, net	$20,171	$20,018	$21,079
Private Education Refinance Loans:
Charge-offs	$2	$3	$2
Greater than 90-days delinquency rate	.1%	.1%	.1%
Average Private Education Refinance Loans	$9,631	$8,987	$8,167
Ending Private Education Refinance Loans, net	$9,791	$9,171	$8,202
Private Education Refinance Loan originations	$1,366	$1,489	$1,148

(1)

Third-quarter 2021 excludes $16 million of charge-offs on the expected future recoveries of charged-off loans that occurred as a result of changing the charge-off rate from 81.4% to 81.7% in third-quarter 2021.

DISCUSSION OF RESULTS — 4Q21 vs. 4Q20

•	Originated $1.4 billion of Private Education Loans, an increase of 20% compared to $1.2 billion.

•	Core Earnings were $89 million compared to $108 million.

•

Net interest income decreased $24 million primarily due to the natural paydown of the non-refinance loan portfolio, as well as the $1.6 billion of loan sales in first-quarter 2021. Partially offsetting this decrease was the growth of the Private Education Refinance Loan portfolio. The net interest margin decreased 26 basis points primarily as a result of reserving for the increase in the greater than 90-days delinquent accrued interest receivable balance. However, the greater than 90-day delinquency rate is below pre-pandemic levels.

•

Provision for loan losses increased $3 million. The provision for loan losses in both periods primarily related to loan originations. There has been an improvement in the current and forecasted economic conditions since the prior period, but such improvement has not mitigated the uncertainty related to the potential negative impact on the portfolio from the end of various payment relief and stimulus benefits recently and in the future.

○	Charge-offs were $44 million compared with $28 million.

○	Private Education Loan delinquencies greater than 90 days: $297 million, up $80 million from $217 million.

○	Private Education Loan delinquencies greater than 30 days: $650 million, up $96 million from $554 million.

○	Private Education Loan forbearances: $535 million, down $309 million from $844 million.

•	Expenses were unchanged at $37 million.

BUSINESS PROCESSING

In this segment, Navient performs business processing services for non-education related government and healthcare clients.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	4Q21	3Q21	4Q20

Revenue from government services	$54	$75	$58
Revenue from healthcare services	57	47	35

Total fee revenue	111	122	93
Expenses	90	87	74

Pre-tax income	21	35	19

Net income	$17	$27	$15

EBITDA(1)	$23	$38	$22
EBITDA margin(1)	20%	31%	23%
Contingent collections receivables inventory (in billions)	$9.6	$11.5	$17.1

(1)	Item is a non-GAAP financial measure. For an explanation and reconciliation of our non-GAAP financial measures, see pages 19 – 29.

DISCUSSION OF RESULTS — 4Q21 vs. 4Q20

•	Core Earnings were $17 million compared to $15 million.

•

Revenue increased $18 million, or 19%, primarily due to contracts to provide unemployment benefits, contact tracing and vaccine administration services, as well as revenue increases from services we perform for our government and healthcare services clients.

•	EBITDA was $23 million, up $1 million, or 5%. The increase in EBITDA is primarily the result of the revenue increase discussed above. The EBITDA margin decreased to 20% from 23%.

Definitions for capitalized terms in this release can be found in Navient’s Annual Report on Form 10-K for the year ended December 31, 2020 (filed with the SEC on February 26, 2021).

Navient will host an earnings conference call tomorrow, January 26, 2022, at 8 a.m. ET. Navient executives will be on hand to discuss various highlights of the quarter and to answer questions related to the company’s performance. To participate, join a live audio webcast at navient.com/investors or dial 855-838-4156 (USA and Canada) or dial 267-751-3600 (international) and use access code 9861258 starting at 7:45 a.m. ET.

Presentation slides for the conference call, as well as additional information about the company’s loan portfolios, operating segments and other details, may be accessed at www.navient.com/investors under the webcasts tab.

A replay of the conference call will be available approximately two hours after the call’s conclusion through February 9, 2022, at navient.com/investors or by dialing 855-859-2056 (USA and Canada) or 404-537-3406 (international) with access code 9861258.

This news release contains “forward-looking statements,” within the meaning of the federal securities law, about our business and prospects and other information that is based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about the company’s beliefs, opinions or expectations and statements that assume or are dependent upon future events, are forward-looking statements and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “may,” “could,” “should,” “goal,” or “target.” Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. For Navient, these factors include, among others, the severity, magnitude and duration of the COVID-19 pandemic, including changes in the macroeconomic environment, restrictions on business, individual or travel activities intended to slow the spread of the pandemic and volatility in market conditions resulting from the pandemic including interest rates, the value of equities and other financial assets; the risks and uncertainties associated with increases in financing costs; the availability of financing or limits on our liquidity resulting from disruptions in the capital markets or other factors; unanticipated increases in costs associated with compliance with federal, state or local laws and regulations; changes in the demand for asset management and business processing solutions or other changes in marketplaces in which we compete (including increased competition); changes in accounting standards including but not limited to changes pertaining to loan loss reserves and estimates or other accounting standards that may impact our operations; adverse outcomes in any significant litigation to which the company is a party; credit risk associated with the company’s underwriting standards or exposure to third parties, including counterparties to hedging transactions; and changes in the terms of education loans and the educational credit marketplace (including changes resulting from the CARES Act or other new laws and the implementation of existing laws). The company could also be affected by, among other things: unanticipated repayment trends on loans including prepayments or deferrals in our securitization trusts that could accelerate or delay repayment of the bonds; reductions to our credit ratings, the credit ratings of asset-backed securitizations we sponsor or the credit ratings of the United States of America; failures of our operating systems or infrastructure or those of third-party vendors; risks related to cybersecurity including the potential disruption of our systems or those of our third-party vendors or customers, or potential disclosure of confidential customer information; damage to our reputation resulting from cyber-breaches or litigation; failure to successfully implement cost-cutting initiatives and adverse effects of such initiatives on our business; failure to adequately integrate acquisitions or realize anticipated benefits from acquisitions including delays or errors in converting portfolio acquisitions to our servicing platform; changes in law and regulations whether new laws or regulations, or new interpretations of existing laws and regulations applicable to any of our businesses or activities or those of our vendors, suppliers or customers; changes in the general interest rate environment, including the availability of any relevant money-market index rate, including LIBOR, or the relationship between the relevant money-market index rate and the rate at which our assets are priced; our ability to successfully effectuate any acquisitions and other strategic initiatives; activities by shareholder activists, including a proxy contest or any unsolicited takeover proposal; changes in general economic conditions; and the other factors that are described in the “Risk Factors” section of Navient’s Annual Report on Form 10-K for the year ended December 31, 2020, and in our other reports filed with the Securities and Exchange Commission. The preparation of the company’s consolidated financial statements also requires management to make certain estimates and assumptions including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect and actual results could differ materially. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. The company does not undertake any obligation to update or revise these forward-looking statements except as required by law.

* * *

About Navient

Navient (Nasdaq: NAVI) is a leading provider of education loan management and business processing solutions for education, healthcare, and government clients at the federal, state, and local levels. Navient helps clients and millions of Americans achieve success through technology-enabled financing, services and support. Learn more at Navient.com.

Contact:

Media:	Paul Hartwick, 302-283-4026, paul.hartwick@navient.com

Investors:	Nathan Rutledge, 703-984-6801, nathan.rutledge@navient.com

# # #

SELECTED HISTORICAL FINANCIAL INFORMATION AND RATIOS

	QUARTERS ENDED			YEARS ENDED
(In millions, except per share data)	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
GAAP Basis
Net income (loss)(1)	$(11)	$173	$186	$717	$412
Diluted earnings (loss) per common share	$(.07)	$1.04	$.99	$4.18	$2.12
Weighted average shares used to compute diluted earnings per share	157	167	188	172	195
Return on assets	(.06)%	.86%	.86%	.88%	.47%

Core Earnings Basis(2)
Net income (loss)(1)(2)	$(67)	$149	$166	$551	$631
Diluted earnings (loss) per common share(2)	$(.43)	$.89	$.88	$3.21	$3.24
Adjusted diluted earnings per common share(2)	$.78	$.92	$.97	$4.45	$3.40
Weighted average shares used to compute diluted earnings per share	157	167	188	172	195
Net interest margin, Federal Education Loan segment	.99%	1.04%	1.06%	.99%	.99%
Net interest margin, Consumer Lending segment	2.76%	2.98%	3.02%	2.92%	3.20%
Return on assets	(.33)%	.73%	.77%	.68%	.71%

Education Loan Portfolios
Ending FFELP Loans, net	$52,641	$54,350	$58,284	$52,641	$58,284
Ending Private Education Loans, net	20,171	20,018	21,079	20,171	21,079

Ending total education loans, net	$72,812	$74,368	$79,363	$72,812	$79,363

Average FFELP Loans	$53,960	$55,435	$59,389	$56,018	$61,522
Average Private Education Loans	21,106	20,938	22,296	21,225	22,720

Average total education loans	$75,066	$76,373	$81,685	$77,243	$84,242

(1)

Regulatory expenses (which are excluded from Adjusted Core Earnings(2) expenses) for fourth-quarter 2021 and full-year 2021 include $170 million, on an after-tax basis, related to the resolution of previously disclosed State Attorneys General litigation and investigations. See “GAAP Comparison of 2021 Results with 2020” on pages 10 – 12 for further details. This expense equals $1.08 per share for fourth-quarter 2021 and $0.99 per share for the full-year 2021.

(2)	Item is a non-GAAP financial measure. For a description and reconciliation, see the section titled “Non-GAAP Financial Measures — Core Earnings” at pages 19 – 29.

RESULTS OF OPERATIONS

We present the results of operations below first in accordance with GAAP. Following our discussion of earnings results on a GAAP basis, we present our results on a segment basis. We have four reportable operating segments: Federal Education Loans, Consumer Lending, Business Processing and Other. These segments operate in distinct business environments and we manage and evaluate the financial performance of these segments using non-GAAP financial measures we call Core Earnings (see “Non-GAAP Financial Measures – Core Earnings” for further discussion).

GAAP INCOME STATEMENTS (UNAUDITED)

				December 31, 2021 vs. September 30, 2021		December 31, 2021 vs. December 31, 2020
	QUARTERS ENDED			Increase (Decrease)		Increase (Decrease)
(In millions, except per share data)	December 31, 2021	September 30, 2021	December 31, 2020	$	%	$	%
Interest income:
FFELP Loans	$359	$368	$401	$(9)	(2)%	$(42)	(10)%
Private Education Loans	276	291	329	(15)	(5)	(53)	(16)
Cash and investments	1	1	—	—	—	1	100

Total interest income	636	660	730	(24)	(4)	(94)	(13)
Total interest expense	322	326	387	(4)	(1)	(65)	(17)

Net interest income	314	334	343	(20)	(6)	(29)	(8)
Less: provisions for loan losses	5	22	2	(17)	(77)	3	150

Net interest income after provisions for loan losses	309	312	341	(3)	(1)	(32)	(9)
Other income (loss):
Servicing revenue	18	47	51	(29)	(62)	(33)	(65)
Asset recovery and business processing revenue	123	135	121	(12)	(9)	2	2
Other income (loss)	22	3	3	19	633	19	633
Losses on debt repurchases	(41)	(20)	(6)	(21)	105	(35)	583
Gains (losses) on derivative and hedging activities, net	43	(5)	(1)	48	960	44	4,400

Total other income (loss)	165	160	168	5	3	(3)	(2)
Expenses: Operating expenses	448	248	269	200	81	179	67
Goodwill and acquired intangible asset impairment and amortization expense	16	4	5	12	300	11	220
Restructuring/other reorganization expenses	18	—	—	18	100	18	100

Total expenses	482	252	274	230	91	208	76

Income (loss) before income tax expense	(8)	220	235	(228)	(104)	(243)	(103)
Income tax expense	3	47	49	(44)	(94)	(46)	(94)

Net income (loss)	$(11)	$173	$186	$(184)	(106)%	$(197)	(106)%

Basic earnings (loss) per common share	$(.07)	$1.05	$1.00	$(1.12)	(107)%	$(1.07)	(107)%

Diluted earnings (loss) per common share	$(.07)	$1.04	$.99	$(1.11)	(107)%	$(1.06)	(107)%

Dividends per common share	$.16	$.16	$.16	$—	—%	$—	—%

	YEARS ENDED December 31,		Increase (Decrease)
(In millions, except per share data)	2021	2020	$	%
Interest income:
FFELP Loans	$1,464	$1,837	$(373)	(20)%
Private Education Loans	1,181	1,445	(264)	(18)
Cash and investments	3	16	(13)	(81)

Total interest income	2,648	3,298	(650)	(20)
Total interest expense	1,316	2,046	(730)	(36)

Net interest income	1,332	1,252	80	6
Less: provisions for loan losses	(61)	155	(216)	(139)

Net interest income after provisions for loan losses	1,393	1,097	296	27
Other income (loss):
Servicing revenue	168	214	(46)	(21)
Asset recovery and business processing revenue	539	458	81	18
Other income (loss)	30	20	10	50
Gains on sales of loans	78	—	78	100
Losses on debt repurchases	(73)	(6)	(67)	1,117
Gains (losses) on derivative and hedging activities, net	64	(256)	320	125

Total other income (loss)	806	430	376	87
Expenses:
Operating expenses	1,207	964	243	25
Goodwill and acquired intangible asset impairment and amortization expense	30	22	8	36
Restructuring/other reorganization expenses	26	9	17	189

Total expenses	1,263	995	268	27

Income before income tax expense	936	532	404	76
Income tax expense	219	120	99	83

Net income	$717	$412	$305	74%

Basic earnings per common share	$4.23	$2.14	$2.09	98%

Diluted earnings per common share	$4.18	$2.12	$2.06	97%

Dividends per common share	$.64	$.64	$—	—%

GAAP BALANCE SHEETS (UNAUDITED)

(In millions, except share and per share data)	December 31, 2021	September 30, 2021	December 31, 2020
Assets
FFELP Loans (net of allowance for losses of $262, $269 and $288, respectively)	$52,641	$54,350	$58,284
Private Education Loans (net of allowance for losses of $1,009, $980 and $1,089, respectively)	20,171	20,018	21,079
Investments	267	295	285
Cash and cash equivalents	905	1,050	1,183
Restricted cash and cash equivalents	2,673	2,261	2,354
Goodwill and acquired intangible assets, net	725	721	735
Other assets	3,223	3,244	3,492

Total assets	$80,605	$81,939	$87,412

Liabilities
Short-term borrowings	$2,490	$2,781	$6,613
Long-term borrowings	74,488	75,629	77,332
Other liabilities	1,019	795	1,020

Total liabilities	77,997	79,205	84,965

Commitments and contingencies
Equity
Preferred stock, par value $0.20 per share; 2 million shares authorized at December 31, 2021; no shares issued or outstanding	—	—	—
Common stock, par value $0.01 per share; 1.125 billion shares authorized: 459 million, 459 million and 454 million shares, respectively, issued	4	4	4
Additional paid-in capital	3,282	3,277	3,226
Accumulated other comprehensive loss, net of tax	(133)	(189)	(274)
Retained earnings	3,939	3,975	3,331

Total Navient Corporation stockholders’ equity before treasury stock	7,092	7,067	6,287
Less: Common stock held in treasury: 305 million, 297 million and 267 million shares, respectively	(4,495)	(4,344)	(3,854)

Total Navient Corporation stockholders’ equity	2,597	2,723	2,433
Noncontrolling interest	11	11	14

Total equity	2,608	2,734	2,447

Total liabilities and equity	$80,605	$81,939	$87,412

GAAP COMPARISON OF 2021 RESULTS WITH 2020

Three Months Ended December 31, 2021 Compared with Three Months Ended December 31, 2020

For the three months ended December 31, 2021, net loss was $11 million, or $0.07 diluted loss per common share, compared with net income of $186 million, or $0.99 diluted earnings per common share, for the year-ago period.

The primary contributors to the change in net income are as follows:

•

Net interest income decreased by $29 million, primarily as a result of the continued natural paydown of the FFELP and non-refinance Private Education Loan portfolios, as well as the $1.6 billion of Private Education Loans sales in first-quarter 2021. Partially offsetting this decrease was a $16 million increase in mark-to-market gains on fair value hedges recorded in interest expense and the growth in the Private Education Refinance Loan portfolio.

•	Provisions for loan losses increased $3 million from $2 million to $5 million:

○	The provision for FFELP loan losses remained unchanged at $0.

○	The provision for Private Education Loan losses increased $3 million from $2 million to $5 million.

The provision for loan losses in both periods primarily related to loan originations. There has been an improvement in the current and forecasted economic conditions since the prior period, but such improvement has not mitigated the uncertainty related to the potential negative impact on the portfolio from the end of various payment relief and stimulus benefits recently and in the future.

•

Servicing revenue decreased $33 million primarily related to the transfer of the servicing contract for 5.6 million ED owned student loan accounts from Navient to a third party on October 6, 2021. As a result, Navient no longer is a party to the ED servicing contract. To aid in the transition, Navient will provide certain services into 2022 to the third party through a transition services agreement (see discussion below related to “Other income”). As part of the transaction, approximately 700 Navient employees have transferred to the third party.

•

Asset recovery and business processing revenue increased $2 million primarily as a result of an $18 million increase in revenue earned in our Business Processing segment, primarily due to contracts to support states in providing pandemic relief services, as well as revenue from our traditional Business Processing segment services we perform for our government and healthcare services clients. These increases were partially offset by the impact of COVID-19 on certain collection activities and the planned wind-down of the ED asset recovery contract in the Federal Education Loan segment.

•	Other income increased $19 million primarily related to the transition services being performed in connection with the transfer of the ED servicing contract to a third party, as discussed above.

•

Losses on debt repurchases increased $35 million. We repurchased $1.1 billion of debt at a $41 million loss in the current quarter compared to $579 million repurchased at a $6 million loss in the year-ago quarter. The benefit of these repurchases is a reduction of interest expense in the future.

•

Net gains on derivative and hedging activities increased $44 million. The primary factors affecting the change were interest rate and foreign currency fluctuations, which impact the valuations of derivative instruments including Floor Income Contracts, basis swaps and foreign currency hedges during each period. Valuations of derivative instruments fluctuate based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivative and hedging activities may vary significantly in future periods.

•

Excluding net regulatory-related expenses of $211 million and $20 million in the fourth quarters of 2021 and 2020, respectively, operating expenses were $237 million and $249 million in the fourth quarters of 2021 and 2020, respectively. This $12 million decrease was primarily related to the decline in the Federal Education Loan segment revenue which was partially offset by the growth in the Business Processing segment revenue, as discussed above.

Included in current period regulatory expenses is $205 million related to the settlements with State Attorneys General, which were entered into on January 13, 2022, to resolve all matters in dispute related to certain previously disclosed Attorneys General litigation and investigations (see our third-quarter 2021 Form 10-Q for further background on this matter). In the fourth quarter, when such loss became probable, the Company recognized this contingent liability. The $205 million expense is comprised of $155 million of cash payments and $50 million in connection with forgiving certain loans and the related amount of the expected future recoveries of these charged-off loans carried on the balance sheet. Prior to the fourth quarter, this contingent liability was neither probable nor reasonably estimable and, as a result, no contingent liability had been previously established.

•

Goodwill and acquired intangible asset impairment and amortization expense increased $11 million primarily related to $8 million of goodwill that was written off in connection with the transfer of the ED servicing contract discussed above.

•

During the three months ended December 31, 2021 and 2020, respectively, the Company incurred $18 million and $0, respectively, of restructuring/other reorganization expenses in connection with an effort to reduce costs and improve operating efficiency. These charges were primarily due to the impairment of a facility held for sale.

•

The income tax effective rate was approximately (38)% in the current period. This was primarily a result of the regulatory settlement discussed above, of which a portion is not deductible for tax. Excluding this impact, the effective tax rate would be approximately 21% compared to 21% for the year-ago period.

We repurchased 7.4 million shares of our common stock during the fourth quarter of 2021. There were no share repurchases in the year-ago quarter. As a result of repurchases, our average outstanding diluted shares decreased by 31 million common shares (or 16%) from the year-ago period.

Year Ended December 31, 2021 Compared with Year Ended December 31, 2020

For the year ended December 31, 2021, net income was $717 million, or $4.18 diluted earnings per common share, compared with net income of $412 million, or $2.12 diluted earnings per common share, for the year-ago period.

The primary contributors to the change in net income are as follows:

•

Net interest income increased by $80 million, primarily as a result of a $105 million increase in mark-to-market gains on fair value hedges recorded in interest expense. Also contributing to the increase is the growth in the Private Education Refinance Loan portfolio. Partially offsetting this increase is the continued natural paydown of the FFELP and non-refinance Private Education Loan portfolios, as well as the $1.6 billion of Private Education Loans sales in first-quarter 2021.

•	Provisions for loan losses decreased $216 million from $155 million to $(61) million:

○	The provision for FFELP loan losses decreased $13 million to $0.

○	The provision for Private Education Loan losses decreased $203 million from $142 million to $(61) million.

The negative provision for 2021 of $(61) million was comprised of $64 million in connection with loan originations less the reversal of both $107 million of allowance for loan losses in connection with the sale of approximately $1.6 billion of Private Education Loans, as well as $18 million related to a decrease in expected losses for the overall portfolio. There has been an improvement in the current and forecasted economic conditions since December 31,2020, but such improvement has not mitigated the uncertainty related to the potential negative impact on the portfolio from the end of various payment relief and stimulus benefits recently and in the future. The provision in the year-ago period primarily related to an increase in expected losses due to COVID-19’s negative impact on the current and forecasted economic conditions that occurred subsequent to the adoption of CECL on January 1, 2020.

•	Servicing revenue decreased $46 million primarily related to the transfer of the ED servicing contract discussed previously.

•

Asset recovery and business processing revenue increased $81 million primarily as a result of a $184 million increase in revenue earned in our Business Processing segment, primarily due to contracts to support states in providing pandemic relief services, as well as revenue from our traditional Business Processing segment services we perform for our government and healthcare services clients. These increases were partially offset by the impact of COVID-19 on certain collection activities and the planned wind-down of the ED asset recovery contract in the Federal Education Loan segment.

•	Other income increased $10 million primarily related to the transition services being performed in connection with the transfer of the ED servicing contract to a third party discussed above.

•

Gains on sales of loans increased $78 million in connection with the sale of approximately $1.6 billion of Private Education Loans in 2021. There were no such sales in the year-ago period. The sale of Private Education Loans was comprised as follows:

○	Approximately $590 million of non-Refinance Loans, resulting in a $48 million gain on sale (of which $560 million were sold in the first quarter and $30 million were sold in the second quarter); and

○

Approximately $1.03 billion of Refinance Loans, resulting in a $30 million gain on sale. In addition, there was a $13 million gain related to derivatives that were used to hedge this transaction that did not qualify for hedge accounting. As a result, this gain related to the derivatives was included as a part of “gains (losses) on derivative and hedging activities, net” on the income statement.

•

Losses on debt repurchases increased $67 million. We repurchased $2.6 billion of debt at a $73 million loss in the current period compared to $768 million at a $6 million loss in the year-ago period. The benefit of these repurchases is a reduction of interest expense in the future.

•

Net gains on derivative and hedging activities increased $320 million. The primary factors affecting the change were interest rate and foreign currency fluctuations, which impact the valuations of derivative instruments including Floor Income Contracts, basis swaps and foreign currency hedges during each period. Valuations of derivative instruments fluctuate based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivative and hedging activities may vary significantly in future periods. In particular, the net loss in the year ended December 31, 2020 was primarily related to the significant reduction in interest rates and resulting impact on the mark-to-market of the derivatives used to economically hedge FFELP Loan Floor Income that do not qualify for hedge accounting. For the year ended December 31, 2021, interest rates have increased which has resulted in mark-to-market gains on these instruments.

•

Excluding net regulatory-related expenses of $233 million and $33 million in the years ended December 31, 2021 and 2020, respectively, operating expenses were $974 million and $931 million in the year ended December 31, 2021 and 2020, respectively. This $43 million increase was primarily a result of a $106 million increase in expenses in the Business Processing segment in connection with the increase in segment revenue, with an offsetting $64 million decrease in expenses primarily in the Federal Education Loans segment as a result of the decrease of Federal Education Loan asset recovery revenue discussed above.

Included in current period regulatory-related expenses is $205 million related to the settlements with certain State Attorneys General, discussed above.

•

Goodwill and acquired intangible asset impairment and amortization expense increased $8 million primarily related to $8 million of goodwill that was written off in connection with the transfer of the ED servicing contract discussed above.

•

During the years ended December 31, 2021 and 2020, respectively, the Company incurred $26 million and $9 million, respectively of restructuring/other reorganization expenses in connection with an effort to reduce costs and improve operating efficiency. These charges were primarily due to facility lease terminations, severance-related costs and the impairment of a facility held for sale. The increase from the year-ago period is primarily related to the impairment of a facility held for sale.

We repurchased 34.4 million and 30.6 million shares of our common stock during the years ended December 31, 2021 and 2020, respectively. As a result of repurchases, our average outstanding diluted shares decreased by 23 million common shares (or 12%) from the year-ago period.

PRIVATE EDUCATION LOANS PORTFOLIO PERFORMANCE

Private Education Loan Delinquencies and Forbearance

	December 31, 2021		September 30, 2021		December 31, 2020
(Dollars in millions)	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$361		$389		$483
Loans in forbearance(2)	535		814		844
Loans in repayment and percentage of each status:
Loans current	19,634	96.8%	19,196	97.0%	20,287	97.4%
Loans delinquent 31-60 days(3)	222	1.1	247	1.2	211	1.0
Loans delinquent 61-90 days(3)	131	.6	136	.7	126	.6
Loans delinquent greater than 90 days(3)	297	1.5	216	1.1	217	1.0

Total Private Education Loans in repayment	20,284	100%	19,795	100%	20,841	100%

Total Private Education Loans, gross	21,180		20,998		22,168
Private Education Loan allowance for losses	(1,009)		(980)		(1,089)

Private Education Loans, net	$20,171		$20,018		$21,079

Percentage of Private Education Loans in repayment		95.8%		94.3%		94.0%

Delinquencies as a percentage of Private Education Loans in repayment		3.2%		3.0%		2.6%

Loans in forbearance as a percentage of loans in repayment and forbearance		2.6%		3.9%		3.9%

Cosigner rate(4)		35%		36%		41%

(1)

Deferment includes customers who have returned to school or are engaged in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)

Loans for customers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors such as disaster relief, including COVID-19 relief programs, consistent with established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

(4)	Excluding Private Education Refinance Loans, which do not have a cosigner, the cosigner rate was 65% for fourth-quarter 2021, third-quarter 2021 and fourth-quarter 2020.

ALLOWANCE FOR LOAN LOSSES

	QUARTER ENDED
	December 31, 2021
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$269	$980	$1,249
Total provision	—	5	5
Charge-offs(1)	(7)	(44)	(51)
Decrease in expected future recoveries on charged-off loans(2)	—	68	68

Allowance at end of period	262	1,009	1,271
Plus: expected future recoveries on charged off loans(2)	—	329	329

Allowance at end of period excluding expected future recoveries on charged-off loans(3)	$262	$1,338	$1,600

Net charge-offs as a percentage of average loans in repayment (annualized)	.06%	.87%
Allowance coverage of charge-offs (annualized)(3)	9.2	7.7
Allowance as a percentage of the ending total loan balance(3)	.5%	6.3%
Allowance as a percentage of ending loans in repayment(3)	.6%	6.6%
Ending total loans	$52,903	$21,180
Average loans in repayment	$44,567	$20,168
Ending loans in repayment	$44,390	$20,284

	QUARTER ENDED
	September 30, 2021
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$277	$976	$1,253
Total provision	—	22	22
Charge-offs:
Net adjustment resulting from the change in the charge-off rate(4)	—	(16)	(16)
Net charge-offs remaining(1)	(8)	(39)	(47)

Total charge-offs(1)	(8)	(55)	(63)
Decrease in expected future recoveries on charged-off loans(2)	—	37	37

Allowance at end of period	269	980	1,249
Plus: expected future recoveries on charged off loans(2)	—	397	397

Allowance at end of period excluding expected future recoveries on charged-off loans(3)	$269	$1,377	$1,646

Net charge-offs as a percentage of average loans in repayment (annualized), excluding the net adjustment resulting from the change in the charge-off rate (annualized)(4)	.07%	.77%
Net adjustment resulting from the change in the charge-off rate as a percentage of average loans in repayment (annualized)(4)	—%	.33%
Allowance coverage of charge-offs (annualized)(3)	8.4	6.3
Allowance as a percentage of the ending total loan balance(3)	.5%	6.6%
Allowance as a percentage of ending loans in repayment(3)	.6%	7.0%
Ending total loans	$54,619	$20,998
Average loans in repayment	$45,201	$19,894
Ending loans in repayment	$44,160	$19,795

	QUARTER ENDED
	December 31, 2020
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$297	$1,091	$1,388
Total provision	—	2	2
Charge-offs(1)	(9)	(28)	(37)
Decrease in expected future recoveries on charged-off loans(2)	—	24	24

Allowance at end of period	288	1,089	1,377
Plus: expected future recoveries on charged off loans(2)	—	479	479

Allowance at end of period excluding expected future recoveries on charged-off loans(3)	$288	$1,568	$1,856

Net charge-offs as a percentage of average loans in repayment (annualized)	.07%	.53%
Allowance coverage of charge-offs (annualized)(3)	8.1	14.0
Allowance as a percentage of the ending total loan balance(3)	.5%	7.1%
Allowance as a percentage of ending loans in repayment(3)	.6%	7.5%
Ending total loans	$58,572	$22,168
Average loans in repayment	$48,324	$20,939
Ending loans in repayment	$48,057	$20,841

	YEAR ENDED
	December 31, 2021
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$288	$1,089	$1,377
Provision:
Reversal of allowance related to loan sales(5)	—	(107)	(107)
Remaining provision	—	46	46

Total provision	—	(61)	(61)
Charge-offs:
Net adjustment resulting from the change in the charge-off rate(4)	—	(16)	(16)
Net charge-offs remaining(1)	(26)	(153)	(179)

Total charge-offs(1)	(26)	(169)	(195)
Decrease in expected future recoveries on charged-off loans(2)	—	150	150

Allowance at end of period	262	1,009	1,271
Plus: expected future recoveries on charged off loans(2)	—	329	329

Allowance at end of period excluding expected future recoveries on charged-off loans(3)	$262	$1,338	$1,600

Net charge-offs as a percentage of average loans in repayment, excluding the net adjustment resulting from the change in the charge-off rate (annualized)(4)	.06%	.76%
Net adjustment resulting from the change in the charge-off rate as a percentage of average loans in repayment (annualized)(4)	—%	.08%
Allowance coverage of charge-offs (annualized)(3)	10.0	7.9
Allowance as a percentage of the ending total loan balance(3)	.5%	6.3%
Allowance as a percentage of ending loans in repayment(3)	.6%	6.6%
Ending total loans	$52,903	$21,180
Average loans in repayment	$45,781	$20,150
Ending loans in repayment	$44,390	$20,284

	YEAR ENDED
	December 31, 2020
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance as of December 31, 2019	$64	$1,048	$1,112
Transition adjustment made under CECL on January 1, 2020	260	(3)	257

Allowance as of January 1, 2020 after transition adjustment to CECL	324	1,045	1,369
Total provision	13	142	155
Charge-offs:
Net adjustment resulting from the change in the charge-off rate(4)	—	(23)	(23)
Net charge-offs remaining(1)	(49)	(184)	(233)

Total charge-offs(1)	(49)	(207)	(256)
Decrease in expected future recoveries on charged-off loans(2)	—	109	109

Allowance at end of period	288	1,089	1,377
Plus: expected future recoveries on charged off loans(2)	—	479	479

Allowance at end of period excluding expected future recoveries on charged-off loans(3)	$288	$1,568	$1,856

Net charge-offs as a percentage of average loans in repayment, excluding the net adjustment resulting from the change in the charge-off rate (annualized)(4)	.10%	.88%
Net adjustment resulting from the change in the charge-off rate as a percentage of average loans in repayment (annualized)(4)	—%	.11%
Allowance coverage of charge-offs (annualized) (3)	5.9	7.6
Allowance as a percentage of the ending total loan balance(3)	.5%	7.1%
Allowance as a percentage of ending loans in repayment(3)	.6%	7.5%
Ending total loans	$58,572	$22,168
Average loans in repayment	$48,130	$20,790
Ending loans in repayment	$48,057	$20,841

(1)

Charge-offs are reported net of expected recoveries. For Private Education Loans, at the time of charge-off, the expected recovery amount is transferred from the education loan balance to the allowance for loan loss and is referred to as the “expected future recoveries on charged-off loans.” For FFELP Loans, the recovery is received at the time of charge-off.

(2)

At the end of each month, for loans that are 212 or more days past due, we charge off the estimated loss of a defaulted loan balance. Actual recoveries are applied against the remaining loan balance that was not charged off. We refer to this as the expected future recoveries on charged-off loans. If actual periodic recoveries are less than expected, the difference is immediately charged off through the allowance for Private Education Loan losses with an offsetting reduction in the expected future recoveries on charged-off loans. If actual periodic recoveries are greater than expected, they will be reflected as a recovery through the allowance for Private Education Loan losses once the cumulative recovery amount exceeds the cumulative amount originally expected to be recovered. The following table summarizes the activity in the expected future recoveries on charged-off loans:

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Beginning of period expected recoveries	$397	$434	$503	$479	$588
Expected future recoveries of current period defaults	6	6	4	22	32
Recoveries	(18)	(22)	(23)	(87)	(107)
Charge-offs	(6)	(21)	(5)	(35)	(34)
Reduction in expected recoveries related to regulatory settlement(6)	(50)	—	—	(50)	—

End of period expected recoveries	$329	$397	$479	$329	$479

Change in balance during period	$(68)	$(37)	$(24)	$(150)	$(109)

(3)	The allowance used for these metrics excludes the expected future recoveries on charged-off loans to better reflect the current expected credit losses remaining in the portfolio.

(4)

In third-quarter 2021, the portion of the loan amount charged off at default on our Private Education Loans increased from 81.4% to 81.7%. This change resulted in a $16 million reduction in the balance of expected future recoveries on charged-off loans in third-quarter 2021.

(5)	In connection with the sale of approximately $30 million and $1.6 billion of Private Education Loans in second-quarter 2021 and first-quarter 2021, respectively.

(6)	See “GAAP Comparison of 2021 Results with 2020” on pages 10 – 12 for further details.

LIQUIDITY AND CAPITAL RESOURCES

We expect to fund our ongoing liquidity needs, including the repayment of $7.0 billion of senior unsecured notes that mature in 2023 to 2043, with 84% maturing by 2029, through a number of sources. These sources primarily are our cash on hand, investments and unencumbered FFELP Loan and Private Education Refinance Loan portfolios (see “Sources of Liquidity” below), the predictable operating cash flows provided by operating activities, the repayment of principal on unencumbered education loan assets, and the distribution of overcollateralization from our securitization trusts. We may also, depending on market conditions and availability, draw down on our secured FFELP Loan and Private Education Loan facilities, issue term ABS, enter into additional Private Education Loan ABS repurchase facilities, or issue additional unsecured debt.

We originate Private Education Loans. We also have purchased and may purchase, in future periods, Private Education Loan and FFELP Loan portfolios from third parties. Those originations and purchases are part of our ongoing liquidity needs. We repurchased 7.4 million shares of common stock for $150 million in the fourth quarter of 2021 and have $1.0 billion of remaining share repurchase authority as of December 31, 2021.

SOURCES OF LIQUIDITY

Sources of Primary Liquidity

(Dollars in millions)	December 31, 2021	September 30, 2021	December 31, 2020
Ending balances:
Total unrestricted cash and liquid investments	$905	$1,050	$1,183
Unencumbered FFELP Loans	124	106	208
Unencumbered Private Education Refinance Loans	383	520	274

Total	$1,412	$1,676	$1,665

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Average balances:
Total unrestricted cash and liquid investments	$1,339	$1,047	$1,365	$1,209	$1,358
Unencumbered FFELP Loans	119	296	387	220	320
Unencumbered Private Education Refinance Loans	565	566	572	642	582

Total	$2,023	$1,909	$2,324	$2,071	$2,260

Sources of Additional Liquidity

Liquidity may also be available under our secured credit facilities. Maximum borrowing capacity under the FFELP Loan and Private Education Loan asset-backed commercial paper (ABCP) facilities will vary and be subject to each agreement’s borrowing conditions, including, among others, facility size, current usage and availability of qualifying collateral from unencumbered loans. The following tables detail the additional borrowing capacity of these facilities with maturity dates ranging from June 2022 to June 2023.

(Dollars in millions)	December 31, 2021	September 30, 2021	December 31, 2020
Ending balances:
FFELP Loan ABCP facilities	$546	$184	$506
Private Education Loan ABCP facilities	2,235	2,597	2,221

Total	$2,781	$2,781	$2,727

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Average balances:
FFELP Loan ABCP facilities	$441	$385	$542	$514	$482
Private Education Loan ABCP facilities	2,419	2,143	2,138	2,351	1,586

Total	$2,860	$2,528	$2,680	$2,865	$2,068

At December 31, 2021, we had a total of $4.5 billion of unencumbered tangible assets inclusive of those listed in the table above as sources of primary liquidity. Total unencumbered education loans comprised $2.1 billion of our unencumbered tangible assets of which $2.0 billion and $124 million related to Private Education Loans and FFELP Loans, respectively. In addition, as of December 31, 2021, we had $5.5 billion of encumbered net assets (i.e., overcollateralization) in our various financing facilities (consolidated variable interest entities). Our secured financing facilities include Private Education Loan ABS Repurchase Facilities, which had $0.5 billion outstanding as of December 31, 2021. These repurchase facilities are collateralized by the net assets in previously issued Private Education Loan ABS trusts and have had a cost of funds lower than that of a new unsecured debt issuance.

The following table reconciles encumbered and unencumbered assets and their net impact on total Tangible Equity.

(Dollars in billions)	December 31, 2021	September 30, 2021	December 31, 2020
Net assets of consolidated variable interest entities (encumbered assets) — FFELP Loans	$3.8	$3.8	$3.9
Net assets of consolidated variable interest entities (encumbered assets) — Private Education Loans	1.7	1.7	2.1
Tangible unencumbered assets(1)	4.5	4.9	5.4
Senior unsecured debt	(7.0)	(7.4)	(8.4)
Mark-to-market on unsecured hedged debt(2)	(.3)	(.5)	(.7)
Other liabilities, net	(.8)	(.5)	(.6)

Total Tangible Equity(1)	$1.9	$2.0	$1.7

(1)	Item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures.”

(2)

At December 31, 2021, September 30, 2021 and December 31, 2020, there were $324 million, $406 million and $634 million, respectively, of net gains (losses) on derivatives hedging this debt in unencumbered assets, which partially offset these gains (losses).

NON-GAAP FINANCIAL MEASURES

In addition to financial results reported on a GAAP basis, Navient also provides certain performance measures which are non-GAAP financial measures. We present the following non-GAAP financial measures: (1) Core Earnings (as well as Adjusted Core Earnings), (2) Adjusted Tangible Equity Ratio and (3) EBITDA for the Business Processing segment.

1. Core Earnings

We prepare financial statements and present financial results in accordance with GAAP. However, we also evaluate our business segments and present financial results on a basis that differs from GAAP. We refer to this different basis of presentation as Core Earnings. We provide this Core Earnings basis of presentation on a consolidated basis and for each business segment because this is what we review internally when making management decisions regarding our performance and how we allocate resources. We also refer to this information in our presentations with credit rating agencies, lenders and investors. Because our Core Earnings basis of presentation corresponds to our segment financial presentations, we are required by GAAP to provide certain Core Earnings disclosures in the notes to our consolidated financial statements for our business segments.

Core Earnings are not a substitute for reported results under GAAP. We use Core Earnings to manage our business segments because Core Earnings reflect adjustments to GAAP financial results for two items, discussed below, that can create significant volatility mostly due to timing factors generally beyond the control of management. Accordingly, we believe that Core Earnings provide management with a useful basis from which to better evaluate results from ongoing operations against the business plan or against results from prior periods. Consequently, we disclose this information because we believe it provides investors with additional information regarding the operational and performance indicators that are most closely assessed by management. When compared to GAAP results, the two items we remove to result in our Core Earnings presentations are:

(1)

Mark-to-market gains/losses resulting from our use of derivative instruments to hedge our economic risks that do not qualify for hedge accounting treatment or do qualify for hedge accounting treatment but result in ineffectiveness; and

(2)	The accounting for goodwill and acquired intangible assets.

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons described above, our Core Earnings basis of presentation does not. Core Earnings are subject to certain general and specific limitations that investors should carefully consider. For example, there is no comprehensive, authoritative guidance for management reporting. Our Core Earnings are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. Accordingly, our Core Earnings presentation does not represent a comprehensive basis of accounting. Investors, therefore, may not be able to compare our performance with that of other financial services companies based upon Core Earnings. Core Earnings results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely used by management, our board of directors, credit rating agencies, lenders and investors to assess performance.

The following tables show Core Earnings for each reportable segment and our business as a whole along with the adjustments made to the income/expense items to reconcile the amounts to our reported GAAP results as required by GAAP.

	QUARTER ENDED DECEMBER 31, 2021
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$343	$276	$—	$—	$619	$25	$(9)	$16	$635
Cash and investments	—	1	—	—	1	—	—	—	1

Total interest income	343	277	—	—	620	25	(9)	16	636
Total interest expense	203	125	—	20	348	(2)	(24)	(26)	322

Net interest income (loss)	140	152	—	(20)	272	27	15	42	314
Less: provisions for loan losses	—	5	—	—	5	—	—	—	5

Net interest income (loss) after provisions for loan losses	140	147	—	(20)	267	27	15	42	309
Other income (loss):
Servicing revenue	16	2	—	—	18	—	—	—	18
Asset recovery and business processing revenue	12	—	111	—	123	—	—	—	123
Other income (loss)	21	—	—	1	22	(27)	70	43	65
Losses on debt repurchases	—	—	—	(41)	(41)	—	—	—	(41)

Total other income (loss)	49	2	111	(40)	122	(27)	70	43	165
Expenses:
Direct operating expenses	52	37	90	—	179	—	—	—	179
Unallocated shared services expenses	—	—	—	269	269	—	—	—	269

Operating expenses	52	37	90	269	448	—	—	—	448
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	16	16	16
Restructuring/other reorganization expenses	—	—	—	18	18	—	—	—	18

Total expenses	52	37	90	287	466	—	16	16	482

Income (loss) before income tax expense (benefit)	137	112	21	(347)	(77)	—	69	69	(8)
Income tax expense (benefit)(2)	29	23	4	(66)	(10)	—	13	13	3

Net income (loss)	$108	$89	$17	$(281)	$(67)	$—	$56	$56	$(11)

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED DECEMBER 31, 2021
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$42	$—	$42
Total other income (loss)	43	—	43
Goodwill and acquired intangible asset impairment and amortization	—	16	16

Total Core Earnings adjustments to GAAP	$85	$(16)	69

Income tax expense (benefit)			13

Net income (loss)			$56

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	QUARTER ENDED SEPTEMBER 30, 2021
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$353	$291	$—	$—	$644	$25	$(10)	$15	$659
Cash and investments	—	1	—	—	1	—	—	—	1

Total interest income	353	292	—	—	645	25	(10)	15	660
Total interest expense	202	129	—	15	346	(3)	(17)	(20)	326

Net interest income (loss)	151	163	—	(15)	299	28	7	35	334
Less: provisions for loan losses	—	22	—	—	22	—	—	—	22

Net interest income (loss) after provisions for loan losses	151	141	—	(15)	277	28	7	35	312
Other income (loss):
Servicing revenue	47	—	—	—	47	—	—	—	47
Asset recovery and business processing revenue	13	—	122	—	135	—	—	—	135
Other income (loss)	1	—	—	2	3	(28)	23	(5)	(2)
Losses on debt repurchases	—	—	—	(20)	(20)	—	—	—	(20)

Total other income (loss)	61	—	122	(18)	165	(28)	23	(5)	160
Expenses:
Direct operating expenses	53	45	87	—	185	—	—	—	185
Unallocated shared services expenses	—	—	—	63	63	—	—	—	63

Operating expenses	53	45	87	63	248	—	—	—	248
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	4	4	4
Restructuring/other reorganization expenses	—	—	—	—	—	—	—	—	—

Total expenses	53	45	87	63	248	—	4	4	252

Income (loss) before income tax expense (benefit)	159	96	35	(96)	194	—	26	26	220
Income tax expense (benefit)(2)	37	23	8	(23)	45	—	2	2	47

Net income (loss)	$122	$73	$27	$(73)	$149	$—	$24	$24	$173

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED SEPTEMBER 30, 2021
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$35	$—	$35
Total other income (loss)	(5)	—	(5)
Goodwill and acquired intangible asset impairment and amortization	—	4	4

Total Core Earnings adjustments to GAAP	$30	$(4)	26

Income tax expense (benefit)			2

Net income (loss)			$24

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	QUARTER ENDED DECEMBER 31, 2020
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$382	$329	$—	$—	$711	$32	$(13)	$19	$730
Other loans	—	—	—	—	—	—	—	—	—
Cash and investments	—	—	—	—	—	—	—	—	—

Total interest income	382	329	—	—	711	32	(13)	19	730
Total interest expense	220	153	—	24	397	—	(10)	(10)	387

Net interest income (loss)	162	176	—	(24)	314	32	(3)	29	343
Less: provisions for loan losses	—	2	—	—	2	—	—	—	2

Net interest income (loss) after provisions for loan losses	162	174	—	(24)	312	32	(3)	29	341
Other income (loss):
Servicing revenue	50	1	—	—	51	—	—	—	51
Asset recovery and business processing revenue	28	—	93	—	121	—	—	—	121
Other income (loss)	1	—	—	2	3	(32)	31	(1)	2
Losses on debt repurchases	—	—	—	(6)	(6)	—	—	—	(6)

Total other income (loss)	79	1	93	(4)	169	(32)	31	(1)	168
Expenses:
Direct operating expenses	70	37	74	—	181	—	—	—	181
Unallocated shared services expenses	—	—	—	88	88	—	—	—	88

Operating expenses	70	37	74	88	269	—	—	—	269
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	5	5	5
Restructuring/other reorganization expenses	—	—	—	—	—	—	—	—	—

Total expenses	70	37	74	88	269	—	5	5	274

Income (loss) before income tax expense (benefit)	171	138	19	(116)	212	—	23	23	235
Income tax expense (benefit)(2)	37	30	4	(25)	46	—	3	3	49

Net income (loss)	$134	$108	$15	$(91)	$166	$—	$20	$20	$186

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED DECEMBER 31, 2020
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$29	$—	$29
Total other income (loss)	(1)	—	(1)
Goodwill and acquired intangible asset impairment and amortization	—	5	5

Total Core Earnings adjustments to GAAP	$28	$(5)	23

Income tax expense (benefit)			3

Net income (loss)			$20

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	YEAR ENDED DECEMBER 31, 2021
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$1,405	$1,181	$—	$—	$2,586	$98	$(39)	$59	$2,645
Cash and investments	—	2	—	1	3	—	—	—	3

Total interest income	1,405	1,183	—	1	2,589	98	(39)	59	2,648
Total interest expense	830	541	—	70	1,441	(8)	(117)	(125)	1,316

Net interest income (loss)	575	642	—	(69)	1,148	106	78	184	1,332
Less: provisions for loan losses	—	(61)	—	—	(61)	—	—	—	(61)

Net interest income (loss) after provisions for loan losses	575	703	—	(69)	1,209	106	78	184	1,393
Other income (loss):
Servicing revenue	162	6	—	—	168	—	—	—	168
Asset recovery and business processing revenue	51	—	488	—	539	—	—	—	539
Other income (loss)	25	—	—	5	30	(93)	157	64	94
Gains on sales of loans	—	91	—	—	91	(13)	—	(13)	78
Losses on debt repurchases	—	—	—	(73)	(73)	—	—	—	(73)

Total other income (loss)	238	97	488	(68)	755	(106)	157	51	806
Expenses:
Direct operating expenses	223	162	360	—	745	—	—	—	745
Unallocated shared services expenses	—	—	—	462	462	—	—	—	462

Operating expenses	223	162	360	462	1,207	—	—	—	1,207
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	30	30	30
Restructuring/other reorganization expenses	—	—	—	26	26	—	—	—	26

Total expenses	223	162	360	488	1,233	—	30	30	1,263

Income (loss) before income tax expense (benefit)	590	638	128	(625)	731	—	205	205	936
Income tax expense (benefit)(2)	136	146	29	(131)	180	—	39	39	219

Net income (loss)	$454	$492	$99	$(494)	$551	$—	$166	$166	$717

(1)	Core Earnings adjustments to GAAP:

	YEAR ENDED DECEMBER 31, 2021
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$184	$—	$184
Total other income (loss)	51	—	51
Goodwill and acquired intangible asset impairment and amortization	—	30	30

Total Core Earnings adjustments to GAAP	$235	$(30)	205

Income tax expense (benefit)			39

Net income (loss)			$166

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	YEAR ENDED DECEMBER 31, 2020
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$1,813	$1,445	$—	$—	$3,258	$79	$(55)	$24	$3,282
Other loans	—	—	—	—	—	—	—	—	—
Cash and investments	7	3	—	6	16	—	—	—	16

Total interest income	1,820	1,448	—	6	3,274	79	(55)	24	3,298
Total interest expense	1,194	699	—	120	2,013	39	(6)	33	2,046

Net interest income (loss)	626	749	—	(114)	1,261	40	(49)	(9)	1,252
Less: provisions for loan losses	13	142	—	—	155	—	—	—	155

Net interest income (loss) after provisions for loan losses	613	607	—	(114)	1,106	40	(49)	(9)	1,097
Other income (loss):
Servicing revenue	208	6	—	—	214	—	—	—	214
Asset recovery and business processing revenue	154	—	304	—	458	—	—	—	458
Other income (loss)	9	—	—	11	20	(40)	(216)	(256)	(236)
Losses on debt repurchases	—	—	—	(6)	(6)	—	—	—	(6)

Total other income (loss)	371	6	304	5	686	(40)	(216)	(256)	430
Expenses:
Direct operating expenses	287	146	254	—	687	—	—	—	687
Unallocated shared services expenses	—	—	—	277	277	—	—	—	277

Operating expenses	287	146	254	277	964	—	—	—	964
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	22	22	22
Restructuring/other reorganization expenses	—	—	—	9	9	—	—	—	9

Total expenses	287	146	254	286	973	—	22	22	995

Income (loss) before income tax expense (benefit)	697	467	50	(395)	819	—	(287)	(287)	532
Income tax expense (benefit)(2)	160	107	11	(90)	188	—	(68)	(68)	120

Net income (loss)	$537	$360	$39	$(305)	$631	$—	$(219)	$(219)	$412

(1)	Core Earnings adjustments to GAAP:

	YEAR ENDED DECEMBER 31, 2020
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$(9)	$—	$(9)
Total other income (loss)	(256)	—	(256)
Goodwill and acquired intangible asset impairment and amortization	—	22	22

Total Core Earnings adjustments to GAAP	$(265)	$(22)	(287)

Income tax expense (benefit)			(68)

Net income (loss)			$(219)

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

The following discussion summarizes the differences between Core Earnings and GAAP net income and details each specific adjustment required to reconcile our Core Earnings segment presentation to our GAAP earnings.

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Core Earnings net income	$(67)	$149	$166	$551	$631
Core Earnings adjustments to GAAP:
Net impact of derivative accounting	85	30	28	235	(265)
Net impact of goodwill and acquired intangible assets	(16)	(4)	(5)	(30)	(22)
Net tax effect	(13)	(2)	(3)	(39)	68

Total Core Earnings adjustments to GAAP	56	24	20	166	(219)

GAAP net income	$(11)	$173	$186	$717	$412

(1)

Derivative Accounting: Core Earnings exclude periodic gains and losses that are caused by the mark-to-market valuations on derivatives that do not qualify for hedge accounting treatment under GAAP, as well as the periodic mark-to-market gains and losses that are a result of ineffectiveness recognized related to effective hedges under GAAP. These gains and losses occur in our Federal Education Loans, Consumer Lending and Other reportable segments. Under GAAP, for our derivatives that are held to maturity, the mark-to-market gain or loss over the life of the contract will equal $0 except for Floor Income Contracts, where the mark-to-market gain will equal the amount for which we sold the contract. In our Core Earnings presentation, we recognize the economic effect of these hedges, which generally results in any net settlement cash paid or received being recognized ratably as an interest expense or revenue over the hedged item’s life.

The table below quantifies the adjustments for derivative accounting between GAAP and Core Earnings net income.

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Core Earnings derivative adjustments:
Gains (losses) on derivative and hedging activities, net, included in other income	$43	$(5)	$(1)	$64	$(256)
Plus: Gains (losses) on fair value hedging activity included in interest expense	17	10	1	88	(17)

Total gains (losses) in GAAP net income	60	5	—	152	$(273)
Plus: Settlements on derivative and hedging activities, net(1)	27	28	32	93	40

Mark-to market gains (losses) on derivative and hedging activities, net(2)	87	33	32	245	(233)
Amortization of net premiums on Floor Income Contracts in net interest income for Core Earnings	(9)	(10)	(13)	(39)	(55)
Other derivative accounting adjustments(3)	7	7	9	29	23

Total net impact of derivative accounting	$85	$30	$28	$235	$(265)

(1)

Derivative accounting requires net settlement income/expense on derivatives that do not qualify as hedges to be recorded in a separate income statement line item below net interest income. Under our Core Earnings presentation, these settlements are reclassified to the income statement line item of the economically hedged item. For our Core Earnings net interest income, this would primarily include: (a) reclassifying the net settlement amounts related to our Floor Income Contracts to education loan interest income; and (b) reclassifying the net settlement amounts related to certain of our interest rate swaps to debt interest expense. The table below summarizes these net settlements on derivative and hedging activities and the associated reclassification on a Core Earnings basis.

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2021	September 30, 2021	December 31, 2020	December 30, 2021	December 31, 2020
Reclassification of settlements on derivative and hedging activities:
Net settlement expense on Floor Income Contracts reclassified to net interest income	$(25)	$(25)	$(32)	$(98)	$(79)
Net settlement income (expense) on interest rate swaps reclassified to net interest income	(2)	(3)	—	(8)	39
Net realized gains (losses) on terminated derivative contracts reclassified to other income	—	—	—	13	—

Total reclassifications of settlements on derivative and hedging activities	$(27)	$(28)	$(32)	$(93)	$(40)

(2)	“Mark-to-market gains (losses) on derivative and hedging activities, net” is comprised of the following:

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Floor Income Contracts	$52	$23	$28	$133	$(130)
Basis swaps	3	1	1	8	3
Foreign currency hedges	1	3	1	49	9
Other	31	6	2	55	(115)

Total mark-to-market gains (losses) on derivative and hedging activities, net	$87	$33	$32	$245	$(233)

(3)

Other derivative accounting adjustments consist of adjustments related to: (1) foreign currency denominated debt that is adjusted to spot foreign exchange rates for GAAP where such adjustments are reversed for Core Earnings and (2) certain terminated derivatives that did not receive hedge accounting treatment under GAAP but were economic hedges under Core Earnings and, as a result, such gains or losses are amortized into Core Earnings over the life of the hedged item.

Cumulative Impact of Derivative Accounting under GAAP compared to Core Earnings

As of December 31, 2021, derivative accounting has decreased GAAP equity by approximately $299 million as a result of cumulative net mark-to-market losses (after tax) recognized under GAAP, but not under Core Earnings. The following table rolls forward the cumulative impact to GAAP equity due to these after-tax mark-to-market net gains and losses related to derivative accounting.

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Beginning impact of derivative accounting on GAAP equity	$(417)	$(459)	$(657)	$(616)	$(235)
Net impact of net mark-to-market gains (losses) under derivative accounting(1)	118	42	41	317	(381)

Ending impact of derivative accounting on GAAP equity	$(299)	$(417)	$(616)	$(299)	$(616)

(1)	Net impact of net mark-to-market gains (losses) under derivative accounting is composed of the following:

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Total pre-tax net impact of derivative accounting recognized in net income(a)	$85	$30	$28	$235	$(265)
Tax impact of derivative accounting adjustment recognized in net income	(22)	(8)	(7)	(59)	67
Change in mark-to-market gains (losses) on derivatives, net of tax recognized in other comprehensive income	55	20	20	141	(183)

Net impact of net mark-to-market gains (losses) under derivative accounting	$118	$42	$41	$317	$(381)

(a)	See “Core Earnings derivative adjustments” table above.

Hedging Embedded Floor Income

We use Floor Income Contracts, pay-fixed swaps and fixed rate debt to economically hedge embedded floor income in our FFELP loans. Historically, we have used these instruments on a periodic basis and depending upon market conditions and pricing, we may enter into additional hedges in the future. Under GAAP, the Floor Income Contracts do not qualify for hedge accounting and the pay-fixed swaps are accounted for as cashflow hedges. The table below shows the amount of Hedged Floor Income that will be recognized in Core Earnings in future periods based on these hedge strategies.

(Dollars in millions)	December 31, 2021	September 30, 2021	December 31, 2020
Total hedged Floor Income, net of tax(1)(2)	$325	$291	$401

(1)  $422 million, $380 million and $520 million on a pre-tax basis as of December 31, 2021, September 30, 2021 and December 31, 2020, respectively.

(2)  Of the $325 million as of December 31, 2021, approximately $130 million, $99 million, $39 million and $22 million will be recognized as part of Core Earnings net income in 2022, 2023, 2024 and 2025, respectively.

(2)

Goodwill and Acquired Intangible Assets: Our Core Earnings exclude goodwill and intangible asset impairment and the amortization of acquired intangible assets. The following table summarizes the goodwill and acquired intangible asset adjustments.

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Core Earnings goodwill and acquired intangible asset adjustments	$(16)	$(4)	$(5)	$(30)	$(22)

Adjusted Core Earnings

Adjusted Core Earnings net income and adjusted Core Earnings operating expenses exclude restructuring and regulatory-related expenses. Management excludes these expenses as it is one of the measures we review internally when making management decisions regarding our performance and how we allocate resources, as this presentation is a useful basis for management and investors to further analyze Core Earnings. We also refer to this information in our presentations with credit rating agencies, lenders and investors.

The following table summarizes these excluded expenses:

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Restructuring/other reorganization expenses	$18	$—	$—	$26	$9
Regulatory-related expenses(1)	211	6	20	233	33

Total	$229	$6	$20	$259	$42

(1)

Fourth-quarter 2021 and full-year 2021 include $205 million related to the resolution of previously disclosed State Attorneys General litigation and investigations. See “GAAP Comparison of 2021 Results with 2020” on pages 10 – 12 for further details.

2. Adjusted Tangible Equity Ratio

Adjusted Tangible Equity measures the ratio of Navient’s Tangible Equity to its tangible assets. We adjust this ratio to exclude the assets and equity associated with our FFELP Loan portfolio because FFELP Loans are no longer originated and the FFELP portfolio bears a 3% maximum loss exposure under the terms of the federal guaranty. Management believes that excluding this portfolio from the ratio enhances its usefulness to investors. Management uses this ratio, in addition to other metrics, for analysis and decision making related to capital allocation decisions. The Adjusted Tangible Equity Ratio is calculated as:

(Dollars in millions)	December 31, 2021	September 30, 2021	December 31, 2020
Navient Corporation’s stockholders’ equity	$2,597	$2,723	$2,433
Less: Goodwill and acquired intangible assets	725	721	735

Tangible Equity	1,872	2,002	1,698
Less: Equity held for FFELP Loans	263	272	291

Adjusted Tangible Equity	$1,609	$1,730	$1,407

Divided by:
Total assets	$80,605	$81,939	$87,412
Less:
Goodwill and acquired intangible assets	725	721	735
FFELP Loans	52,641	54,350	58,284

Adjusted tangible assets	$27,239	$26,868	$28,393

Adjusted Tangible Equity Ratio(1)	5.9%	6.4%	5.0%

(1)

The following provides a pro forma of what the Adjusted Tangible Equity Ratio would be if the cumulative net mark-to-market losses related to derivative accounting under GAAP were excluded. These cumulative losses reverse to $0 upon the maturity of the individual derivative instruments. As these losses are temporary, we believe this pro forma presentation is a useful basis for management and investors to further analyze the Adjusted Tangible Equity Ratio.

(Dollars in millions)	December 31, 2021	September 30, 2021	December 31, 2020
Adjusted Tangible Equity (from above table)	$1,609	$1,730	$1,407
Plus: Ending impact of derivative accounting on GAAP equity (see page 27)	299	417	616

Pro forma Adjusted Tangible Equity	$1,908	$2,147	$2,023

Divided by: Adjusted tangible assets (from above table)	$27,239	$26,868	$28,393

Pro forma Adjusted Tangible Equity Ratio	7.0%	8.0%	7.1%

3. Earnings before Interest, Taxes, Depreciation and Amortization Expense (“EBITDA”)

This measures the operating performance of the Business Processing segment and is used by management and equity investors to monitor operating performance and determine the value of those businesses. EBITDA for the Business Processing segment is calculated as:

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Pre-tax income	$21	$35	$19	$128	$50
Plus:
Depreciation and amortization expense(1)	2	3	3	8	7

EBITDA	$23	$38	$22	$136	$57

Divided by:
Total revenue	$111	$122	$93	$488	$304

EBITDA margin	20%	31%	23%	28%	19%

(1)	There is no interest expense in this segment.